Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (No. 333-127435 and 333-133494) on Form S-8 of Staktek Holdings, Inc. of our report dated August 1, 2007, relating to our audits of the financial statements of Southland Micro Systems, Inc. as of December 31, 2006 and 2005 and for the three years in the period ended December 31, 2006, included in this Current Report on Form 8-K/A of Staktek Holdings, Inc.

/s/ McGladrey & Pullen, LLP

Irvine, California

November 13, 2007